Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                          Fund

Columbia Funds Series Trust 1	Columbia Asset Allocation Fund
Columbia Funds Series Trust 1	Columbia Liberty Fund

Fund	                               Security

Columbia Asset Allocation Fund	Ashtead Capital 9.00% 08/15/16
Columbia Liberty Fund	        Anadarko Petroleum Corp 6.45% 09/15/36

Fund	                       Trade Date	Quantity	Price

Columbia Asset Allocation Fund   8/1/2006	"70,000"	100.0000
Columbia Liberty Fund          	9/14/2006	"315,000"	99.5280

Fund	                         Amount 	Broker Bought From

Columbia Asset Allocation Fund	 "70,000"	Citi Group
Columbia Liberty Fund   	"313,513"	Credit Suisse